Exhibit 5.1

August 5, 2022

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Re:          Registration Statement on Form S-3 (File No. 333-263922)

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc., a Delaware corporation (the “Company”), in connection with Company’s offering of 700,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and Pre-Funded Warrants (the “Warrants”) exercisable for 784,019 shares of Common Stock (the “Warrant Shares”), pursuant to that securities purchase agreement dated August 3, 2022 (the “Securities Purchase Agreement”), by and among the Company and certain investors (the “Purchasers”), with H.C. Wainwright & Co., LLC acting as the placement agent, relating to a registered direct offering (the “Offering”).

The Offered Shares, Warrants and Warrant Shares to be sold by the Company are collectively referred to as the “Securities.” The Securities are being offered pursuant to a Registration Statement on Form S-3 (Registration No. 333-263922) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus included in the Registration Statement (the “Base Prospectus”), and a prospectus supplement thereto dated August 3, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Offered Shares, when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement, will be validly issued, fully paid, and non-assessable.

2.

The Warrants, when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

The Warrant Shares initially issuable upon exercise of the Warrants, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Warrants, will be validly issued, fully paid, and non-assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)

Our opinion set forth in paragraph 2 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)

Our opinion set forth in paragraph 2 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)

Our opinion set forth in paragraph 2 above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any liquidated damages, if the payment of such damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dorsey & Whitney LLP

NST/DFM/BRR